SECOND LEASE MODIFICATION AGREEMENT

      THIS SECOND LEASE MODIFICATION AGREEMENT, made this 15 day of May, 1998 by and between HARTZ MOUNTAIN PARSIPPANY, a New Jersey general partnership having an office at 400 Plaza Drive, Secaucus, New Jersey 07094 (hereinafter referred to as "Landlord") and EMERSON RADIO CORP., a Delaware corporation having an office at 9 Entin Road, Parsippany, NJ 07054-0430 (hereinafter referred to as "Tenant").

                                   WITNESSETH:

      WHEREAS, by Agreement of Lease dated March 26, 1993, as amended by First Lease Modification Agreement dated July 23, 1993 (collectively the "Lease"), Landlord leased to Tenant and Tenant hired from Landlord approximately 40,646.75 square feet of Floor Space located at on the second floor of 9 Entin Road in Parsippany, New Jersey (hereinafter the "Original Demised Premises"); and

      WHEREAS, Landlord and Tenant wish to modify the Lease (a) to reflect a decrease in the area of the Demised Premises and (b) to extend the Term of the Lease for an additional five (5) years beyond the current Expiration Date of July 31, 1998, and amend the Lease accordingly;

     NOW, THEREFORE, for and in consideration of the Lease, the mutual covenants herein contained and the consideration set forth herein, the parties agree as follows:

1. The Term of the Lease is hereby extended for a period of five years from August 1, 1998 until July 31, 2003 (the "Extended Period").

2. During the Extended Period, the Fixed Rent will be at the rate of Twenty Dollars ($20.00) per annum multiplied by the Floor Space of the New Demised Premises, as defined below.

3. On or before July 31, 1998, Tenant will vacate and surrender in broom-clean condition and otherwise in compliance with all provisions in the Lease concerning surrender of Demised Premises, the portion of the Original Demised Premises outlined in yellow on Exhibit A, attached hereto (the "Released Premises").

4. Effective August 1, 1998, provided that Tenant has complied with paragraph 3, above, the Demised Premises will be reduced to 19,216 square feet as outlined in red on the attached Exhibit A (the "New Demised Premises"). From and after the later of the date that the Released Premises are vacated by Tenant or August 1, 1998, all reference in the Lease to the Demised Premises shall be deemed to refer to the New Demised Premises.

5.    Landlord  will,  at  its sole cost and expense,  demise  the  New  Demised
Premises from the Original Demised Premises including, but not limited to, construction of a demising wall separating the New Demised Premises and the Original Demised Premises and separating the HVAC and electrical systems.

6. Effective August 1, 1998, provided Tenant has complied with paragraph 3, above, Tenant's Fraction will be reduced to 10%.

7. Effective August 1, 1998, the number of Tenant's reserved parking spaces will be reduced to eight (8).

8. Article 21.06 of the Lease and Section R2 of the Rider to Lease are hereby deleted.

9. Amending Article 21.07 of the Lease, Tenant will be permitted to maintain its existing exterior signage on the Building until such time as Landlord requests its removal. At that time, Tenant shall promptly properly remove same and restore the affected area or Landlord shall do so at Tenant's expense.

10. Notices to the Tenant pursuant to Article 34.01 of the Lease are to be sent to the attention of the Legal Department.

11.  The following language is hereby inserted at the end of 3.05 of the Lease:

     In the event that any check tendered by Tenant to Landlord is returned for insufficient funds, Tenant shall pay to Landlord, in addition to the charge imposed by the preceding sentence, a fee of $25.00.

12. The following language is hereby inserted at the end of Article 11.08. of the Lease:

     Notwithstanding anything contained in this Lease to the contrary, Landlord shall not be obligated to entertain or consider any request by Tenant to consent to any proposed assignment of this Lease or sublet of all or any part of the Demised Premises unless each request by Tenant is accompanied by a non-refundable fee payable to Landlord in the amount of One Thousand Dollars ($1,000.00) to cover Landlord's administrative, legal, and other costs and expenses incurred in processing each of Tenant's requests. Neither Tenant's payment nor Landlord's acceptance of the foregoing fee shall be construed to impose any obligation whatsoever upon Landlord to consent to Tenant's request.

13. Both parties represent that no broker was instrumental in bringing about or consummating this Second Lease Modification Agreement and that neither party had conversations or negotiations with any broker concerning the Second Lease Modification. Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker.

14. Except as provided herein, all of the terms and conditions of the Lease dated as amended above are in full force and effect and are confirmed as if fully set forth herein.

      IN WITNESS WHEREOF, the parties hereto have caused this Second Lease Modification Agreement to be duly executed as of the day and year first above written.

ATTEST:                        HARTZ MOUNTAIN PARSIPPANY
                               BY:  HARTZ MOUNTAIN INDUSTRIES, INC.


/s/ Witness                    By:  /s/ Irwin A. Horowitz
                               Irwin A. Horowitz
                               Executive Vice President


ATTEST:                        EMERSON RADIO CORP.


/s/ Witness                    By:  /s/ John P. Walker
                               John P. Walker
                               Chief Financial Officer